Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into July 25, 2000, by and between Caremark Rx, Inc., a Delaware corporation (“Employer”), and Richard Scardina (“Officer”).

Recitals

WHEREAS, Employer desires to continue to retain the services of Officer and Officer desires to continue to serve Employer in the capacity of Senior Vice President/PSD Operations; and

WHEREAS, Employer and Officer desire to set forth the terms and conditions of Officer’s continued employment with Employer under this Agreement.

Agreement

NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual covenants and agreements contained in this Agreement, the parties agree as follows:

1. Term. Employer agrees to employ Officer, and Officer agrees to serve Employer, on an “at will” basis for such period (such period being the “Term”) as Employer desires to employ Officer and Officer agrees to serve Employer. Without limiting the generality of the foregoing sentence, Employer shall have the right to terminate Officer at any time for any reason or no reason without any obligation to Officer other than for Base Salary (as hereinafter defined) earned but unpaid through the date of such termination and for the obligations of Employer pursuant to Section 4(4) of this Agreement.

2. Employment of Officer.

(1) Position; Duties and Location. Employer and Officer agree that, subject to the provisions of this Agreement, Officer will serve as Senior Vice President/PSD Operations for Employer in the greater Chicago area.

3. Compensation.

(1) Salary. Employer shall pay Officer a salary in the amount of Two Hundred Thirty-eight Thousand Five Hundred Dollars ($238,500.00) per year (pro-rated for any partial year during the Term) (the “Base Salary”) payable in equal Bi-weekly installments, less state and federal tax and other legally required withholdings. The Base Salary shall be subject to review and adjustment from time-to-time consistent with past practice.

(2) Incentive Compensation. During the Term, Officer shall be eligible to receive from Employer incentive compensation in an amount equal to Fifty (50%) percent of his annual Base Salary, less state and federal tax and other legally required and Officer-authorized withholdings. This shall be Officer’s incentive at achievement of 100% target and the incentive will be eligible for enhancement pursuant to the applicable annual Management Incentive Plan (“MIP”). The incentive compensation contemplated by this Section 3(2) shall be payable to Officer solely at the discretion of the Chief Executive Officer of Employer based upon Officer’s performance. The incentive compensation that Officer shall be eligible to earn under this Section 3(2) shall be subject to review and adjustment from time-to-time consistent with past practice.

4. Benefits.

(1) Fringe Benefits. In addition to the compensation and other remuneration provided for in this Agreement, Officer shall be entitled, during the Term, to such other benefits of employment with Employer as are now or may after the date of this Agreement be in effect for employees of Employer at the same level as Officer.

(2) Expenses. During the Term, Employer shall reimburse Officer promptly for all reasonable travel, entertainment, parking, business meeting and similar expenditures in pursuit and furtherance of Employer’s business upon receipt of reasonable supporting documentation as required by Employer’s policies applicable to its officers generally.

(3) Stock Options. Officer shall participate in the stock options plans of the Company. The opportunity for the grant of such options will be reviewed at least annually.

(4) Termination Benefits. Employer shall provide to Officer the applicable benefits and/or payments set forth below.

(a)	Termination by resignation, disability or death. If this Agreement is terminated due to Officer’s voluntary resignation, disability, or his death, then Officer shall be entitled to only those benefits and payments he is entitled to under the Employer’s applicable controlling benefit plans and policies. Officer shall not be entitled to any severance or like payments.

(b)	Termination for Cause. If Employer terminates Officer’s employment for cause, then Officer shall be entitled to only those benefits and payments he is entitled to under the applicable controlling benefit plans and policies. Officer shall not be entitled to any severance or like payments. The term “Cause” shall mean Officer (i) materially breaches any material term of this Agreement, (ii) is convicted by a court of competent jurisdiction of a felony, (iii) refuses, fails or neglects to perform his duties under this Agreement in a manner substantially detrimental to the business of Employer, (iv) engages in illegal or other wrongful conduct substantially detrimental to the business or reputation of Employer, or (v) develops or pursues interests substantially adverse to Employer; provided, however, that in the case of clauses (i), (iii), or (v), no such termination shall be effective unless (1) Employer shall have given Officer 30 days’ prior written notice of any conduct or deficiency in performance by Officer that Employer believes could, if not discontinued or corrected, lead to Officer’s termination under this Section 4 (4)(b) to provide Officer an opportunity to cure such non-compliant conduct or performance, and (2) Officer shall not have cured such non-compliant conduct or performance during such notice period.

(c)	Termination without Cause. If Employer terminates this Agreement without cause, it shall provide Officer with the following termination benefits: (i.) 30 days written notice of Employer’s intention to terminate Officer’s Agreement without cause; (ii.) A lump sum payment equivalent to one (1) year of Officer’s current base salary; (iii.) A lump sum payment equivalent to one (1) year of Officer’s current annual incentive bonus; (iv.) Continued coverage under Employer’s standard and Executive benefit plans for one (1) year in accordance with the terms of the applicable plans, provided, if the terms of the applicable plan does not permit continued coverage, then Employer shall pay to Officer the value of the applicable benefits in lump sum upon termination of employment; and (v.) The applicable Stock Option Plan shall control the treatment of Officer’s unexercised stock options. As a condition precedent to receiving the payments and benefits described in this paragraph 4 (4)(c), Officer shall be required to execute a full release of all claims for the benefit of Employer in a form provided exclusively by Employer. Upon execution of this release, Employer shall provide the payments and benefits described in this section 4 (4)(c), within 10 days.

(d)	Termination following a Change in Control. During the first six months following a change in control, Officer may provide the Successor Employer with written notice requesting the Successor Employer to reconfirm in writing that it intends to continue all of the terms and conditions of this Employment Agreement. If Successor Employer fails to respond to Officer within Sixty (60) days of receipt of Officer’s written notice, or if Successor Employer declines to continue all of the terms and conditions of Officer’s Employment Agreement, then Officer shall be deemed to be terminated following a change in control. If a successor Employer terminates this Agreement at any time following a change in control, it shall provide Officer with the following termination benefits:

(i.) 30 days written notice of its intention to terminate this Agreement; (ii.) A lump sum payment equivalent to two (2) year’s of Officer’s current base salary; (iii.) A lump sum payment equivalent to two (2) year’s of Officer’s current annual incentive bonus; (iv.) Continued coverage under Employer’s standard and Executive benefit plans for two (2) year’s in accordance with the terms of the applicable plans, provided, if the terms of the applicable plan does not permit continued coverage, then Employer shall pay to Officer the value of the applicable benefits in lump sum upon termination of employment; and (v.) The applicable Stock Option Plan shall control the treatment of Officer’s unexercised stock options. As a condition precedent to receiving the payments and benefits described in this paragraph 4 (4)(d), Officer shall be required to execute a full release of all claims for the benefit of Employer in a form provided exclusively by Employer. Upon execution of this release, Employer shall provide the payments and benefits described in this section 4 (4)(d), within 10 days. For purposes of this Agreement, the term “Change in Control” shall mirror the definition of a “Change in Control” contained in the MedPartners’ 1998 Stock Option Plan.

5. Trade Secrets and Confidentiality

(1) Trade Secrets. Officer agrees and covenants that, both during the Term and after termination of his employment, Officer will hold in a fiduciary capacity for the benefit of Employer, and shall not directly or indirectly use or disclose, except as Employer authorizes in connection with the performance of Officer’s duties, any Trade Secret, as defined below, that Officer may have or acquire during the Term for so long as the such information remains a Trade Secret. The term “Trade Secret” as used in this Agreement shall mean information including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers, including without limitation, information received by Employer or Officer from any client or potential client of Employer, which:

a.	Derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and

b.	Is the subject of reasonable efforts by Employer or the client from which the information was received to maintain its secrecy.

(2) Confidentiality. In addition to the covenants set forth in Section 5(1), Officer agrees that, during the Term and for a period of five (5) years after termination of his employment, Officer will hold in a fiduciary capacity for the benefit of Employer and shall not directly or indirectly use or disclose, except as Employer authorizes in connection with the performance of Officer’s duties, any Confidential or Proprietary Information, as defined below, that Officer may have or acquire (whether or not developed or compiled by Officer and whether or not Officer has been authorized to have access to such Confidential or Proprietary Information) during the Term. The term “Confidential or Proprietary Information” as used in this Agreement means any secret, confidential or proprietary information of Employer, including information received by Employer or Officer from any client or potential client of Employer, not otherwise included in the definition of “Trade Secret” in Section 5(1) above. The term “Confidential or Proprietary Information” does not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right of the client to which such information pertains.

(3) Restrictions Supplemental to State Law. The restrictions set forth in Sections 5(1) and (2) are in addition to and not in lieu of protections afforded to trade secrets and confidential information under applicable state law. Nothing in this Agreement is intended to or shall be interpreted as diminishing or otherwise limiting Employer’s right under applicable state law to protect its trade secrets and confidential information.

6. Restrictive Covenants. As a material inducement for Employer to enter into this Agreement, Officer agrees to the following restrictive covenants.

(1) Non-competition. During the term of this Agreement and for a period of 3 years after the termination of this Agreement, you shall not, except with Employer’s express prior written consent, directly or indirectly, establish, engage, own, manage, operate, join or control, or participate in the establishment, ownership, management, operation or control or be a director, officer, employee, salesman, agent or representative of, or be a consultant to, any person or entity in any business in competition with Employer or its subsidiaries in any state where the they now conduct, or during such 3 year period, begin conducting, any material business.

(2) Non-solicitation. During the term of this Agreement and for a period of 3 years after the termination of this Agreement, you shall not, except with Employer’s express prior written consent, directly or indirectly, in any capacity, for the benefit of any person or entity: Solicit, interfere with, or divert, any person who is a customer, patient, supplier, employee, salesman, agent or representative of Employer or its subsidiaries, in connection with any business in competition with Employer or its subsidiaries.

(3) Modification of covenants. If any provision contained in subparagraphs (1) or (2) above is later adjudicated to exceed the time, geographic, scope, or other limitations permitted by governing law, then such provisions will be reformed in such jurisdiction to the maximum permissible time, geographic, or scope limitations.

7. Miscellaneous.

(1) Succession. This Agreement shall inure to the benefit of and shall be binding upon Employer, its successors and assigns. The obligations and duties of Officer under this Agreement shall be personal and not assignable.

(2) Notices. Any notice, request, instruction or other document to be given under this Agreement by any party to the others shall be in writing and delivered in person or by courier, telegraphed, telexed or sent by facsimile transmission or mailed by certified mail, postage prepaid, return receipt requested (such mailed notice to be effective on the date of such receipt is acknowledged), as follows:

If to Officer:

Richard Scardina

Caremark Rx, Inc.

2211 Sanders Road

Northbrook, Illinois 60062

If to Employer:

Caremark Rx, Inc.

3000 Galleria Tower

Suite 1000

Birmingham, Alabama 35244

Attn.: Chief Executive Officer

or to such other place as either party may designate as to itself by written notice to the other.

(3) Waiver; Amendment. No provision of this Agreement may be waived except by a written agreement signed by the waiving party. The waiver of any term or of any condition of this Agreement shall not be deemed to constitute the waiver of any other term or condition. This Agreement may be amended only by a written agreement signed by the parties.

(4) Governing Law. This Agreement shall be construed under and governed by the internal laws of the State of Alabama, without regard to Alabama’s choice of law rules.

(5) Arbitration. Any disputes or controversies arising under this Agreement shall be settled by arbitration in Birmingham, Alabama in accordance with the rules of the American Arbitration Association relating to the arbitration of commercial disputes. The determination and findings of such arbitrators shall be final and binding on all parties and may be enforced, if necessary, in the courts of the State of Alabama.

(6) Captions. Captions have been inserted solely for the convenience of reference and in no way define, limit or describe the scope or substance of any provisions of this Agreement.

(7) Prior Agreements. This Agreement shall supersede and void any prior existing agreements between Employer and Officer regarding payments upon termination or due to change in control. Notwithstanding this section, nothing in this section 6 (7) is intended to have any affect upon Officer’s Stock Option Awards or the terms of Employer’s Stock Option Plans, or the terms of any benefit plans.

(8) Severability. If this Agreement shall for any reason be or become unenforceable by any party, this Agreement shall thereupon terminate and become unenforceable by the other party as well. In all other respects, if any provision of this Agreement is held invalid or unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect and, if any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

CAREMARK RX, INC.

/s/ E. Mac Crawford	/s/ Richard Scardina
E. Mac Crawford	Richard Scardina
Chairman and CEO